UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 26, 2014

Global Gold Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	02-69494 (Commission File Number)	13-3025550 (IRS Identification No.)

555 Theodore Fremd Avenue, Rye, NY 10580

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On June 26, 2014, the International Center for the Settlement of Investment Disputes International Arbitration Tribunal delivered a Final Award in the matter of Global Gold Corporation vs. Amarant Mining LTD and Alluvia Mining, Ltd.  awarding Global Gold $16,800,000 USD plus $68,570.25 USD in interest, costs, and fess, with post-award interest on unpaid amounts accruing at 9%. In addition, the Tribunal provided the following injunctive relief: “ Per my previous orders in this matter, each of Amarant and Alluvia, including its officers and agents individually (including without limitation Johan Ulander), is continued to be enjoined, directly and indirectly, from alienating any assets, from transferring or consenting to the transfer of any shares, or performing or entering any transactions which would have the effect of alienating assets pending payment to Global Gold;

Each of Amarant and Alluvia, including its officers and agents (including without limitation Johan Ulander) will provide within 5 business days all contracts, draft agreements, emails, records of financial transactions, financial statements, and all other documents in connection with their business affairs for purposes of determining whether Respondents have complied with the July 29, 2013 and subsequent orders, have diverted funds which could have been used to pay Global Gold, and to aid Global Gold in collection.  Respondents shall specifically provide of all documents related to Gulf Resource Capital, Amarant Finance, the IGE Resources stock sale and related transactions as well as documents related to the institutions from which Respondents have represented payment would issue including but not limited to: Mangold, Swedebank, Jool Capital, Skandinavska Bank, Credit Suisse, HSBC, Volksbank, Loyal Bank, Danskebank, NSBO, the “offtaker,” and Clifford Chance escrow account. Respondents shall execute any documents reasonably necessary or required by any institution to give Claimant access to this information and documents” all as more particularly set out in Exhibit 99.1. This award emanates from Global Gold’s 2011 sale of Chilean gold mining assets and the buyers’ repeated failures to pay and misrepresentations as described in prior filings.

Item 9.01      Exhibits

Exhibit No.	Description

99.1	Final Award

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Gold Corporation

Dated: July 1, 2014	By:	/s/ Van Z. Krikorian
Name: Van Z. Krikorian Title: Chairman and Chief Executive Officer

2